Exhibit 10.10d

THIRD AMENDMENT

OF

U.S. BANK

2005 EXECUTIVE EMPLOYEES DEFERRED COMPENSATION PLAN

The 2005 U.S. Bank Executive Employees Deferred Compensation Plan (the “Plan”) is amended in the following respects:

1. INVESTMENT COMMITTEE. Effective September 23, 2011, the Plan is amended by adding the following definition to Section 1.1 and renumbering Section 1.1 and cross-references accordingly:

(22)	The term “Investment Committee” shall mean the Investment Committee for the employee benefit plans of the Company (or its successor committee).

2. MEASUREMENT FUNDS. Effective September 23, 2011, the Plan is amended by deleting Appendix B (and any cross-references) and by revising Section 4.2(c) to read in full as follows:

(c)	Measurement Funds. A Participant must elect at least one of the Plan’s Measurement Funds for the purpose of determining the manner in which such Participant’s Deferred Compensation Account Balance is to be adjusted. The Investment Committee (or its designee) shall duly consider, but is not required to approve, the Participant’s requested election of the Measurement Fund or Funds. The Measurement Funds shall be prescribed from time to time by the Investment Committee (or its designee) in its sole discretion. The Measurement Funds may, but are not required to, include a Company stock fund, which will be invested in Shares, mutual funds and a money market fund. The Investment Committee (or its designee) shall determine in its sole discretion rules and procedures for the election of Measurement Funds by Participants and for implementing changes in Measurement Funds. Subject to any transition rules determined by the Committee (or its designee) in its sole discretion, changes in Measurement Funds shall be effective on the date specified by the Investment Committee (or its designee).

3. SAVINGS CLAUSE. Save and except as expressly amended above, the Plan shall continue in full force and effect.